Exhibit 99.1

Pitney Bowes Announces Third Quarter 2016 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--November 1, 2016--Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides products and solutions that power commerce, today reported financial results for the third quarter 2016.

Quarterly Financial Results:

  Revenue of $839 million, a decline of 4 percent; a decline of 2 percent when adjusted for the impact of currency and market exits.
  GAAP EPS of $0.35; Adjusted EPS of $0.44.
  GAAP cash from operations of $137 million; free cash flow of $119 million.
  Issued $600 million of 5 year notes and is redeeming the Pitney Bowes International Holdings, Inc. preferred stock of $300 million.
  The Company expects to be at the low-end of its annual guidance range for revenue and adjusted earnings per share.

“We continued to make progress against our strategic initiatives to transform Pitney Bowes,” said Marc B. Lautenbach, President and Chief Executive Officer. “Our new enterprise business platform, which was deployed in the second quarter, continues to provide operational benefits, while our new products and solutions introduced in the second and third quarter tied to the Pitney Bowes Commerce Cloud are resonating well with our clients and gaining traction.

“In the third quarter, our Global Ecommerce business turned in another strong performance and our Production Mail business delivered a solid equipment sales performance,” Lautenbach continued. “While we continue to make progress in building out our partner channel in our Software Solutions business by adding new Regional System Integrators and Location Intelligence partners in the third quarter, license revenue fell short of our expectations. In our Small and Medium Business, equipment sales rebounded after the deployment of our enterprise business platform, but there were some lingering effects that impacted our stream revenues. That said, we are confident that the actions we have put in place in the third quarter will begin to yield better results in the fourth quarter and throughout 2017.”

Third Quarter 2016 Results

Revenue totaled $839 million for the quarter, which was a decline of 4 percent versus prior year. Revenue declined 3 percent versus the prior year when adjusted for the impact of currency and declined 2 percent when adjusted for both the impact of currency and previously exited direct operations (market exits) in Mexico, South Africa and five markets in Asia.

Digital Commerce Solutions revenue declined 1 percent on a reported basis and grew 2 percent on a constant currency basis. Double-digit revenue growth in ecommerce marketplace and retail was offset by a decline in Software Solutions and office shipping revenues.

Enterprise Business Solutions revenue grew 1 percent. Revenue grew 2 percent compared to the prior year when adjusted for the impacts of currency and grew 4 percent when adjusted for currency and market exits. Revenue benefited from growth in Production Mail.

Small and Medium Business (SMB) Solutions revenue declined 7 percent. Revenue declined 6 percent when adjusted for the impacts of currency and market exits. SMB equipment sales revenue declined 1 percent globally and also within the North America Mailing segment. The North America Mailing segment’s revenue performance improved from last quarter, but is not yet fully back to the stream revenue run-rate established prior to the implementation of the new enterprise business platform. The Company expects stream revenue related to financing fees and supplies to improve from current levels.

Generally Accepted Accounting Principles earnings per diluted share (GAAP EPS) were $0.35, which included $0.06 per share for restructuring charges and a $0.03 per share charge from the announced redemption of the preferred stock of the Company’s Pitney Bowes International Holdings subsidiary.

Adjusted earnings per diluted share from continuing operations (Adjusted EPS) were $0.44. The Company uses Adjusted EPS to measure profitability and performance.

Earnings per share were favorably impacted by $0.07 per share, principally related to the resolution of tax examinations, which resulted in a lower tax rate on adjusted earnings this quarter of 21.9 percent. Including the tax benefits this quarter, the annual tax rate on adjusted earnings is expected to be at the low-end of the Company’s annual range.

The Company’s earnings per share results for the quarter are summarized in the table below:

	Third Quarter*
	2016	2015
Adjusted EPS	$0.44	$0.43
Restructuring and asset impairments	($0.06)	-
Tax adjustment – preferred stock redemption	($0.03)	-
Net tax impact from transactions	-	$0.01
GAAP EPS	$0.35	$0.44
* The sum of the earnings per share may not equal the totals above due to rounding.

GAAP Cash from Operations and Free Cash Flow Results

GAAP cash from operations during the quarter was $137 million while free cash flow was $119 million. In comparison to the prior year, free cash flow declined due to timing of accounts payable.

During the quarter, the Company used cash to pay $35 million in dividends to common shareholders, $25 million for the Maponics acquisition and $17 million for restructuring payments.

Debt Management

During the quarter, the Company issued $600 million of 3.375 percent 5-year fixed rate notes. The issuance will be a debt neutral transaction as the Company paid down commercial paper outstanding during the quarter and is redeeming all $300 million of outstanding shares of the Pitney Bowes International Holdings preferred stock on November 1, 2016.

Business Segment Reporting

The Company’s business segment reporting reflects the clients served in each market and the way it manages these segments for growth and profitability. The reporting segment groups are the SMB Solutions group; the Enterprise Business Solutions group; and the Digital Commerce Solutions group. The segment results for the quarter and prior year may not equal the subtotals for each segment group due to rounding.

The SMB Solutions group offers mailing equipment, financing, services and supplies for small and medium businesses to efficiently create mail and evidence postage. This group includes the North America Mailing and International Mailing segments. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world.

The Enterprise Business Solutions group includes the global Production Mail and Presort Services segments. Production Mail provides mailing and printing equipment and services for large enterprise clients to process mail. Presort Services provides sortation services to qualify large mail volumes for postal worksharing discounts.

The Digital Commerce Solutions group includes the Software Solutions and Global Ecommerce segments. Software Solutions provide customer engagement, customer information and location intelligence software. Global Ecommerce facilitates global cross-border ecommerce transactions and shipping solutions for businesses of all sizes.

SMB Solutions Group

($ millions)	Third Quarter
Revenue	2016	2015	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency & Market Exits*
North America Mailing	$330	$353	(7%)	(7%)	(7%)
International Mailing	96	105	(9%)	(5%)	(3%)
SMB Solutions Total	$426	$458	(7%)	(6%)	(6%)

EBIT
North America Mailing	$139	$159	(13%)
International Mailing	10	11	(9%)
SMB Solutions Total	$148	$170	(13%)
* Excluding $3.1 million related to the impacts of currency and $2.2 million related to the divested revenues resulting from the exit of direct operations in Mexico, South Africa and five markets in Asia.

North America Mailing

The revenue decline rate for the quarter was an improvement compared to the second quarter, which was impacted by the enterprise business platform cut-over. Equipment sales declined 1 percent compared to prior year, returning to levels similar to the pre-go-live of the new platform. Recurring revenue streams declined at a high single-digit rate largely driven by lower financing-related fees and supplies revenues. EBIT margin was lower than prior year due to the decline in high margin recurring revenue streams.

International Mailing

Excluding the effects from currency and market exits, revenue declined at a low single-digit rate and equipment sales were flat to prior year. Equipment sales benefited from growth most notably in France, Italy and Japan, but were mostly offset by a decline in the UK. Recurring revenue streams declined largely driven by supplies and rental revenues. EBIT margin was relatively flat versus the prior year. The decline in high-margin recurring revenue streams was offset by lower operating expenses.

Enterprise Business Solutions Group

($ millions)	Third Quarter
Revenue	2016	2015	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency & Market Exits*
Production Mail	$106	$102	5%	5%	11%
Presort Services	114	116	(2%)	(2%)	(2%)
Enterprise Business Total	$220	$218	1%	2%	4%

EBIT
Production Mail	$16	$12	27%
Presort Services	19	26	(26%)
Enterprise Business Total	$35	$38	(9%)
* Excluding $0.5 million related to the impacts of currency and $5.0 million related to the divested revenues resulting from the exit of direct operations in Mexico, South Africa and five markets in Asia

Production Mail

Equipment sales grew 27 percent over prior year on higher sorter, inserter and print equipment placements due to a number of larger client installations in the quarter. Support services revenue declined as a result of a continuing trend in the shift from in-house mail production to third party service bureaus who tend to self-service, as well as reduced service revenue associated with the market exits. EBIT margin improved from prior year driven by service delivery cost management initiatives and lower sales and marketing costs.

Presort Services

The average revenue per piece of mail processed declined as a result of the rate change earlier this year and some recently signed lower-margin deals, impacting both revenue and EBIT margin. The segment experienced higher labor costs, which also impacted EBIT margin in the quarter.

Digital Commerce Solutions Group

($ millions)	Third Quarter
Revenue	2016	2015	Y/Y Reported	Y/Y Ex Currency
Software Solutions	$89	$98	(9%)	(6%)
Global Ecommerce	104	97	8%	10%
Digital Commerce Total	$193	$194	(1%)	2%

EBIT
Software Solutions	$10	$15	(29%)
Global Ecommerce	4	(1)	>100%
Digital Commerce Total	$15	$13	10%

Software Solutions

The revenue decline was driven by lower Customer Information Management and Location Intelligence license revenues but benefited by growth in Customer Engagement Software licenses. While the Company continues to make good progress in expanding the indirect channel and training partner sales and technical resources, it will take time before results reflect substantial revenue from partner-led deals. The Company continues to focus on improving direct sales efficiency to grow the license revenue pipeline. EBIT margin declined as a result of the lower licensing revenue.

Global Ecommerce

This quarter represents the first quarter of the Borderfree acquisition fully reported in both periods. Ecommerce marketplace and retail revenues grew 17 percent from prior year excluding the impacts of currency on strong growth in UK outbound. U.S. outbound marketplace grew despite a stronger U.S. dollar versus prior year, as well as some temporary disruption on demand for parcel shipments from the U.S. to Canada prior to the resolution of a Canada Post labor dispute. The revenue growth was partially offset by a decline in domestic office shipping.

EBIT margin increased versus the prior year due to synergy savings and revenue growth. The Company remains on-track to achieve its cross border synergy run-rate objective from the acquisition of Borderfree. This was partially offset by a decline in higher- margin domestic office shipping.

2016 Guidance

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2015 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis because the Company cannot reasonably predict the impact future changes in currency exchange rates will have on revenue. Additionally, the Company cannot provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments and contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could (individually or in the aggregate) have a material impact on the Company’s performance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2016 will not change significantly.

The Company expects improving trends in the business in the fourth quarter as a result of actions taken to achieve its long term strategic initiatives. These initiatives include the initial benefits of the implementation of the enterprise business platform, new product introductions and continued enhancement of the channel strategy, which will benefit the fourth quarter, with increasing contribution into 2017.

For 2016, the Company expects to be at the low-end of its annual guidance range for revenue and adjusted earnings per share. The Company’s guidance for the full year 2016:

  Revenue, on a constant currency basis, to be in the range of a 1 percent decline to 3 percent decline when compared to 2015.
  Adjusted EPS to be in the range of $1.75 to $1.82. Adjusted EPS guidance excludes the year-to-date charge of $0.22 per share primarily related to restructuring and asset impairments.
  Free cash flow to be in the range of $400 million to $450 million.

The Company is hosting its annual Analyst Day on December 6th in New York City. At that time, the Company will provide an update on its strategy.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI), is a global technology company powering billions of transactions – physical and digital – in the connected and borderless world of commerce. Clients around the world, including 90 percent of the Fortune 500, rely on products, solutions and services from Pitney Bowes in the areas of customer information management, location intelligence, customer engagement, shipping, mailing, and global ecommerce. And with the innovative Pitney Bowes Commerce Cloud, clients can access the broad range of Pitney Bowes solutions, analytics, and APIs to drive commerce. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Use of Non-GAAP Measures

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in our disclosures we use certain non-GAAP measures, such as adjusted earnings before interest and taxes, Adjusted EPS, revenue growth on a constant currency basis, revenue excluding the impact of currency and market exits, free cash flow and Segment EBIT.

The Company reports measures such as adjusted earnings before interest and taxes (EBIT) and Adjusted EPS and adjusted income from continuing operations to exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to recent dispositions and market exits. While these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period. Constant currency is calculated by converting our current quarter reported results using the prior year’s exchange rate for the comparable quarter. In addition, this quarter the Company reported the comparison of “revenue excluding the impact of currency and market exits” to prior year, which excludes the impact of changes in foreign currency exchange rates since the prior period and also excludes the revenues associated with the recent market exits in several smaller markets. This comparison allows an investor insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period. A reconciliation of reported revenue to constant currency revenue, as well as reported revenue to “revenue excluding the impact of currency and market exits” can be found in the Company’s attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for capital expenditures, restructuring payments, unusual tax settlements, contributions to the Company’s pension fund and cash used for other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the Company’s attached financial schedules.

In addition, Management uses segment EBIT to measure profitability and performance at the segment level. Segment EBIT is determined by deducting from revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. A reconciliation of Segment EBIT to the Company’s total Net Income can be found in the Company’s attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; the ability to protect the Company’s information technology systems against service interruptions, misappropriation of data, or breaches of security resulting from cyber-attacks or other events; management of outsourcing arrangements; the implementation of a new enterprise business platform; changes in business portfolio; the success of our investment in rebranding the Company; the risk of losing some of the Company’s larger clients in the Global Ecommerce segment; integrating newly acquired businesses, including operations and product and service offerings; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; increased customs and regulatory risks associated with cross-border transactions; and other factors beyond its control as more fully outlined in the Company's 2015 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and nine months ended September 30, 2016 and 2015, and consolidated balance sheets at September 30, 2016 and December 31, 2015 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue:
Equipment sales	$173,143	$163,857	$485,145	$495,328
Supplies	61,306	71,174	198,631	215,178
Software	89,087	97,700	257,760	283,241
Rentals	102,747	108,420	309,706	333,729
Financing	87,883	99,925	276,915	306,992
Support services	123,954	136,820	383,632	415,615
Business services	200,911	191,645	607,717	591,030

Total revenue	839,031	869,541	2,519,506	2,641,113

Costs and expenses:
Cost of equipment sales	86,147	78,650	235,741	232,706
Cost of supplies	20,348	21,629	60,662	65,912
Cost of software	25,698	27,219	79,496	85,584
Cost of rentals	16,041	21,423	54,951	63,127
Financing interest expense	12,965	17,533	41,375	54,171
Cost of support services	74,799	79,747	224,790	244,853
Cost of business services	140,989	130,004	417,357	405,559
Selling, general and administrative	300,983	309,211	916,445	939,318
Research and development	28,680	29,153	89,761	83,693
Restructuring charges and asset impairments, net	16,494	36	49,503	14,305
Interest expense, net	22,294	20,165	62,394	65,200
Other (income) expense, net	-	(1,781)	536	(94,916)

Total costs and expenses	745,438	732,989	2,233,011	2,159,512

Income from continuing operations before income taxes	93,593	136,552	286,495	481,601
Provision for income taxes	23,197	42,676	93,615	145,574

Income from continuing operations	70,396	93,876	192,880	336,027
Loss from discontinued operations, net of tax	(291)	-	(1,951)	(582)

Net income	70,105	93,876	190,929	335,445
Less: Preferred stock dividends attributable to noncontrolling interests	4,593	4,594	13,781	13,781

Net income - Pitney Bowes Inc.	$65,512	$89,282	$177,148	$321,664

Amounts attributable to common stockholders:
Net income from continuing operations	$65,803	$89,282	$179,099	$322,246
Loss from discontinued operations, net of tax	(291)	-	(1,951)	(582)

Net income - Pitney Bowes Inc.	$65,512	$89,282	$177,148	$321,664

Basic earnings per share attributable to common stockholders (1):
Continuing operations	$0.35	$0.45	$0.95	$1.60
Discontinued operations	0.00	-	(0.01)	-

Net income - Pitney Bowes Inc.	$0.35	$0.45	$0.94	$1.60

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	$0.35	$0.44	$0.94	$1.60
Discontinued operations	0.00	-	(0.01)	-

Net income - Pitney Bowes Inc.	$0.35	$0.44	$0.93	$1.59

Weighted-average shares used in diluted earnings per share	186,682,575	201,016,809	189,592,489	201,884,967

(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

Assets	September 30, 2016	December 31, 2015 (1)
Current assets:
Cash and cash equivalents	$992,089	$650,557
Short-term investments	24,259	117,021
Accounts receivable, net	435,015	476,583
Short-term finance receivables, net	862,797	918,383
Inventories	108,766	88,824
Current income taxes	13,060	6,584
Other current assets and prepayments	65,622	67,400

Total current assets	2,501,608	2,325,352

Property, plant and equipment, net	312,597	330,088
Rental property and equipment, net	179,554	177,515
Long-term finance receivables, net	704,294	760,657
Goodwill	1,766,418	1,745,957
Intangible assets, net	174,221	187,378
Noncurrent income taxes	66,547	70,294
Other assets	553,635	525,891

Total assets	$6,258,874	$6,123,132

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,307,808	$1,448,321
Current income taxes	19,170	16,620
Current portion of long-term debt and notes payable	535,289	461,085
Advance billings	303,153	353,025

Total current liabilities	2,165,420	2,279,051

Deferred taxes on income	229,998	205,668
Tax uncertainties and other income tax liabilities	57,423	68,429
Long-term debt	2,831,767	2,489,583
Other noncurrent liabilities	547,444	605,310

Total liabilities	5,832,052	5,648,041

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	489	505
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	149,997	161,280
Retained earnings	5,226,894	5,155,537
Accumulated other comprehensive loss	(825,962)	(888,635)
Treasury stock, at cost	(4,744,305)	(4,573,305)

Total Pitney Bowes Inc. stockholders' equity	130,452	178,721

Total liabilities, noncontrolling interests and stockholders' equity	$6,258,874	$6,123,132

(1)	Certain prior year amounts have been revised for accounting rules that became effective January 1, 2016 and to conform to current year presentation.

Pitney Bowes Inc.
Business Segments - Revenue and EBIT
(Unaudited; in thousands)

	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Revenue

North America Mailing	$329,995	$353,159	(7%)	$1,001,789	$1,071,824	(7%)
International Mailing	95,628	104,615	(9%)	305,725	331,398	(8%)
Small & Medium Business Solutions	425,623	457,774	(7%)	1,307,514	1,403,222	(7%)

Production Mail	106,350	101,646	5%	289,649	298,880	(3%)
Presort Services	114,053	115,912	(2%)	357,214	351,365	2%
Enterprise Business Solutions	220,403	217,558	1%	646,863	650,245	(1%)

Software Solutions	89,031	97,638	(9%)	257,417	282,916	(9%)
Global Ecommerce	103,974	96,571	8%	307,712	249,923	23%
Digital Commerce Solutions	193,005	194,209	(1%)	565,129	532,839	6%

Other	-	-	-	-	54,807	(100%)

Total revenue	$839,031	$869,541	(4%)	$2,519,506	$2,641,113	(5%)

EBIT (1)

North America Mailing	$138,588	$159,319	(13%)	$436,730	$482,376	(9%)
International Mailing	9,733	10,739	(9%)	34,365	36,585	(6%)
Small & Medium Business Solutions	148,321	170,058	(13%)	471,095	518,961	(9%)

Production Mail	15,696	12,401	27%	35,434	31,461	13%
Presort Services	19,181	25,908	(26%)	69,305	76,946	(10%)
Enterprise Business Solutions	34,877	38,309	(9%)	104,739	108,407	(3%)

Software Solutions	10,329	14,613	(29%)	17,908	34,904	(49%)
Global Ecommerce	4,389	(1,240)	>100%	8,835	9,962	(11%)
Digital Commerce Solutions	14,718	13,373	10%	26,743	44,866	(40%)

Other	-	-	-	-	10,569	(100%)

Segment EBIT	$197,916	$221,740	(11%)	$602,577	$682,803	(12%)

Reconciliation of segment EBIT to net income

Segment EBIT	$197,916	$221,740		$602,577	$682,803
Corporate expenses	(51,992)	(49,235)		(158,536)	(151,959)
Adjusted EBIT	145,924	172,505		444,041	530,844
Interest, net (2)	(35,259)	(37,698)		(103,769)	(119,371)
Restructuring charges and asset impairments, net	(16,494)	(36)		(49,503)	(14,305)
Other income (expense), net	-	1,781		(536)	94,916
Acquisition/disposition related expenses	(578)	-		(3,738)	(10,483)
Income from continuing operations before income taxes	93,593	136,552		286,495	481,601
Provision for income taxes	(23,197)	(42,676)		(93,615)	(145,574)
Income from continuing operations	70,396	93,876		192,880	336,027
Loss from discontinued operations, net of tax	(291)	-		(1,951)	(582)
Net income	$70,105	$93,876		$190,929	$335,445

(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges and other items, which are not allocated to a particular business segment.

(2)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2016	2015	Y/Y Chg.	2016	2015	Y/Y Chg.

Reconciliation of reported revenue to revenue excluding currency and Market Exits
Revenue, as reported	$839,031	$869,541	(4%)	$2,519,506	$2,641,113	(5%)
Unfavorable impact on revenue due to currency	8,436	-	NM	23,157	-	NM
Revenue, excluding currency	847,467	869,541	(3%)	2,542,663	2,641,113	(4%)
Less revenue from Market Exits	(1,164)	(8,352)	NM	(3,703)	(19,894)	NM
Revenue, excluding currency and Market Exits	$846,303	$861,189	(2%)	$2,538,960	$2,621,219	(3%)

Reconciliation of reported net income to adjusted earnings
Net income	$70,105	$93,876		$190,929	$335,445
Loss from discontinued operations, net of tax	291	-		1,951	582
Restructuring charges and asset impairments, net	10,840	47		32,399	8,607
Loss (gain) on disposition of businesses	275	30		2,698	(88,399)
Transaction costs related to acquisitions and dispositions	90	5,323		206	11,428
Legal settlement	-	(370)		-	4,250
Investment divestiture	-	(7,756)		-	(7,756)
Tax cost - preferred stock redemption	4,847	-		4,847	-
Acquisition/disposition related expenses	-	-		-	7,246
Income from continuing operations, after
income taxes, as adjusted	86,448	91,150		233,030	271,403
Provision for income taxes, as adjusted	24,217	43,657		107,242	140,070
Income from continuing operations before income taxes, as adjusted	110,665	134,807		340,272	411,473
Interest, net	35,259	37,698		103,769	119,371
EBIT, as adjusted	145,924	172,505		444,041	530,844
Depreciation and amortization	50,687	42,333		140,225	127,486
EBITDA, as adjusted	$196,611	$214,838		$584,266	$658,330

Reconciliation of reported diluted earnings per share to adjusted diluted earnings per share from continuing operations
Diluted earnings per share	$0.35	$0.44		$0.93	$1.59
Loss from discontinued operations, net of tax	-	-		0.01	-
Restructuring charges and asset impairments, net	0.06	-		0.17	0.04
Loss (gain) on disposition of businesses	-	-		0.01	(0.44)
Transaction costs related to acquisitions and dispositions	-	0.03		-	0.06
Legal settlement	-	-		-	0.02
Investment divestiture	-	(0.04)		-	(0.04)
Tax cost - preferred stock redemption	0.03	-		0.03	-
Acquisition/disposition related expenses	-	-		-	0.04
Diluted earnings per share from continuing
operations, as adjusted	$0.44	$0.43		$1.16	$1.28

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash provided by operating activities	$137,342	$150,392		$290,929	$351,400
Capital expenditures	(44,173)	(40,716)		(115,532)	(130,328)
Restructuring payments	17,295	15,281		51,161	46,056
Pension contribution	-	-		36,731	-
Reserve account deposits	8,956	(4,166)		1,813	(25,630)
Acquisition/disposition related expenses	-	-		-	10,483
Tax (receipts) payments related to investment divestiture	-	(5,773)		-	20,602
Tax payment related to sale of Imagitas	-	15,918		-	15,918
Cash transaction fees	-	-		335	11,116

Free cash flow	$119,420	$130,936		$265,437	$299,617

CONTACT:
Pitney Bowes Inc.
Editorial -
Bill Hughes, 203/351-6785
Chief Communications Officer
or
Financial -
Adam David, 203/351-7175
VP, Investor Relations